EXHIBIT 10.1

June 10, 2021

Keir Gumbs

Dear Keir:

Congratulations! It is my pleasure to extend you a conditional offer of employment for the position of Chief Legal Officer of Broadridge Financial Solutions, Inc. (the “Company” or “Broadridge”) reporting to Tim Gokey, Chief Executive Officer. Subject to approval of the Broadridge Board of Directors, you will be appointed a Corporate Officer with the title of Corporate Vice President. This position will be based in Washington, D.C. Your anticipated start date, assuming you satisfy the pre-conditions of employment, will be July 27, 2021, or such other date as we find mutually agreeable.
I wanted to take this opportunity to highlight some of the compensation and benefit packages currently available to executive officers, along with various Company policies currently applicable to executive officers. The descriptions of the policies and plans in this letter do not provide all of their terms, and they are subject to the terms and conditions of the actual plan documents or policies, as in effect from time to time. Current versions of some of the policies are attached to this letter. The plans and policies may be amended from time to time or terminated, as set forth in the applicable plan or policy documents.
Please note that your participation in the following Corporate Officer plans, benefits and perquisites described in this offer letter is subject to your appointment as a Corporate Officer by Broadridge's Board of Directors: the officer annual performance-based cash incentive award; the Change in Control Severance Plan; the Officer Severance Plan; the Executive Auto Program; the corporate officer benefits under the Executive Retirement and Savings Plan, and Matching Gift Program.

Base Salary

Your initial annual base salary of $550,000 will be paid on a monthly basis, generally on the 25th day of each month. You will be eligible to participate in Broadridge's annual performance appraisal process and merit review cycle.

Officer Annual Performance-Based Cash Incentive Award (Bonus)

Subject to the approval of the Compensation Committee of the Broadridge Board of Directors (the "Compensation Committee" ), you will be eligible for an annual performance-based cash incentive award (“Officer Bonus”) beginning in fiscal year 2022 (July 1, 2021 to June 30, 2022). Your fiscal year 2022 Officer Bonus target will be 85% of your base salary and will be capped at 200% of the target amount for fiscal year 2022. Your fiscal year 2022 bonus will be prorated based on the number of days you are employed by Broadridge divided by 365.

The Officer Bonus award will be payable following completion of the fiscal year and you must be employed with Broadridge on June 30th of the closing fiscal year to be eligible to receive any award. Any such award will be paid by September 15th of the following fiscal year, subject to any deferral elections.

Your Officer Bonus will be determined by the Compensation Committee in its discretion, taking into account financial and non-financial performance of the Company, your individual performance, recommendations from the Chief Executive Officer, and any other factors the Compensation Committee deems relevant, limited to the maximum award amount. The financial metrics for this component of your bonus will be consistent with all other Corporate Officers in Shared Services roles and will be established by the Compensation Committee.

Within 60 days of your start date, you will be required to have completed, in conjunction with your manager, a written performance plan including personal performance objectives in connection with your cash incentive award that you will have to achieve for the balance of the fiscal year.

Annual Equity Grants

As an executive officer, you will be eligible to receive annual equity awards under the terms of the Broadridge 2018 Omnibus Award Plan or any successor thereto (the "Omnibus Plan"), subject to the approval of the Compensation Committee. As described below, the Chief Executive Officer will recommend to the Compensation Committee that you receive $1,210,000 in target value of annual equity awards during fiscal year 2022, split equally between performance-based restricted stock units ("PRSUs") and stock options. The terms of such fiscal year 2022 awards will be as described in the Omnibus Plan and the applicable award agreements and will be consistent with the terms of the other corporate officer annual equity awards.
•PRSUs: Grants are currently scheduled to be made annually in October of each year, with the number of PRSUs based on target values that are reviewed and approved annually by the Compensation Committee. Your fiscal year 2022 annual grant will have a target value of approximately $605,000 (as determined by the Compensation Committee), to be made in October 2021 and will vest in April 2024 subject to achieving pre-established financial performance conditions, so long as you remain continuously employed with Broadridge through the vesting date. Under the current plan, PRSU awards can pay out between 0% to 150% of the applicable target PRSUs, based on the Company's achievement of its earnings per share financial goals over the two-year performance period.

•Stock Options: Grants are currently scheduled to be made annually in February of each year, with the number of options based on target values that are reviewed and approved annually by the Compensation Committee. Your fiscal year 2022 stock option grant will have a target value of approximately $605,000 (as determined by the Compensation Committee), to be granted in February 2022. The exercise price per share of the stock options will be equal to the closing price of Broadridge stock on the date of grant, and the term of the stock option will be as set forth in the applicable stock option agreement. Under the current plan, this award will vest 25% per year over four years, so long as you remain continuously employed with Broadridge through the vesting dates, subject to the conditions set forth in the applicable award agreement.

You will receive award agreements that you will be expected to electronically accept shortly after the grant date, which will contain the full terms and conditions of these grants including exercise price (in the case of the stock options), vesting and termination provisions. Your receipt of these awards will be subject to your acceptance of certain restrictive covenants including non-competition, non-solicitation and confidentiality covenants included in the award agreements. The Company reserves the right to amend or terminate this equity program at any time.

Replacement Restricted Stock Unit (“RSU”) Grants

In addition to the annual equity awards mentioned above, and in consideration of the awards you will forfeit with your current employer, subject to approval by the Compensation Committee, Broadridge management will recommend that Replacement RSU awards be made to you under the terms of the Omnibus Plan, with an expected aggregate target value of approximately $4,200,000 (as determined by the Compensation Committee).

Subject to the approval of the Compensation Committee, a Replacement RSU award will be granted in August 2021. The grant will vest, subject to the conditions set forth in the award agreement, as follows:

•$1,350,000 will vest on December 15, 2021;
•$2,040,000 will vest on the first anniversary of the grant date; and
•$810,000 will vest on the second anniversary of the grant date.

The number of Replacement RSUs awarded to you will be based on the average closing price of Broadridge common stock for the 30 days prior to the date the materials describing these awards are distributed to the Compensation Committee. You will receive a RSU agreement that you will be expected to electronically accept shortly after the grant date, which will contain the full terms and conditions of this grant. Your receipt of this award will be subject to your acceptance of certain restrictive covenants including non-competition, non-solicitation and confidentiality covenants included in the award agreement.

Note that the grant of the Replacement RSU award is contingent upon certain equity being forfeited at your current employer. In the event these circumstances change and these awards are not forfeited, the amounts noted above will decrease accordingly.

Benefits and Perquisites

Broadridge provides its executive officers with a qualified 401(k) plan, and health and welfare benefits on the same terms as those offered to other employees. You will also be eligible to participate in the Executive Auto Program which currently provides for a car allowance or lease in the approximate amount of $15,000 per year.

You will be eligible to participate in the Broadridge Executive Retirement and Savings Plan (“ERSP”). The ERSP is a nonqualified retirement plan designed to complement Broadridge's 401(k) plan by providing additional tax-deferred savings and offering additional earnings opportunities on your investments. You will become eligible to elect salary and bonus deferrals into the ERSP on the first day of the quarter following your hire date. Once you have completed six months of service, you will become eligible to receive Company Contributions on compensation earned in excess of the IRS compensation limits.

In addition, the Broadridge Foundation, a charitable foundation established and funded by the Company, provides up to $10,000 per calendar year in matching of charitable contributions made by executive officers to qualified tax-exempt organizations.

You are eligible to participate in the Executive Retiree Health Insurance Plan if you retire after you have attained the age of 55 and have been credited with at least 10 years of service. This plan is a post-retirement benefit plan pursuant to which the Company helps defray your health care costs until you reach the age of 65.

You will accrue up to 4 weeks of vacation and 3 personal holidays annually. In addition, there are generally 9 paid holidays per calendar year.

Confidentiality Agreement

In consideration of this offer of employment, you agree to execute the Employee Confidentiality Agreement attached to this letter as Attachment A.

Code of Business Conduct and Ethics

You will be subject to the requirements of the Code of Business Conduct and Ethics, as in effect from time to time. The current version of this Code is attached to this letter as Attachment B.

Change in Control Severance Plan and Officer Severance Plan

As an executive officer, you will be eligible to participate in the Change in Control Severance Plan (the "CIC Plan") and the Officer Severance Plan, as such plans may be in effect from time to time, if your employment terminates as set forth in the applicable plan documents. The CIC Plan currently provides executive officers of the Company protection in the event of a qualifying termination within the applicable protection period following a change in control of the Company. The Officer Severance Plan currently provides for severance benefits when an executive officer is terminated without "cause" as defined in the Officer Severance Plan (but without duplication of benefits under the CIC Plan).

Clawback Policy

As an executive officer, you will be subject to Broadridge's Clawback Policy, as in effect from time to time, which provides for reimbursement by an executive officer of all or part of cash or equity incentive-based compensation.

A copy of the current version of this policy is provided in Attachment C for your review.

Pre-Clearance and Insider Trading Policy and Prohibition on Hedging and Pledging

The Broadridge pre-clearance and insider trading policy recognizes that in the course of performing their duties, executive officers have access to Material Nonpublic Information relating to Broadridge or other companies (as defined in the policy) and sets out the restrictions on trading in securities while in possession of such information.

A copy of the current version of this policy is provided in Attachment D for your review.

Regulation FD Policy

The SEC’s Regulation FD- Fair Disclosure requires that the Company provide fair disclosure of material nonpublic information concerning the Company and not provide any advantage to any particular securities market professional, analyst or investor. In that regard, our Regulation FD Policy provides that only the Chief Executive Officer, President, Chief Financial Officer, General Counsel and members of the Investor Relations staff are authorized to communicate on behalf of Broadridge to securities market professionals, analysts or investors, and also provides other requirements Broadridge employees are required to comply with in order to ensure Broadridge’s compliance with Regulation FD.

A copy of the current version of this policy is provided in Attachment E for your review.

Stock Ownership and Retention and Holding Period Guidelines

The Company's stock ownership guidelines reinforce the goal of increasing Broadridge equity ownership in order to more closely align executive officer interests with those of our stockholders. Under the ownership guidelines, as currently in effect, you are expected to hold a number of shares of Broadridge common stock with a total equity value equal to at least two times your annual base salary. This calculation is performed as of June 30th each year.

A copy of the current version of this policy is provided in Attachment F for your review.

Section 409A

It is intended that this letter will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations and guidelines promulgated thereunder (collectively, "Section 409A"), to the extent this letter is subject thereto, and this letter shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary, if you are deemed on the date of your "separation from service" (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Broadridge to be a "specified employee" (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit under any severance, deferred compensation or other plan, program or arrangement of Broadridge or its affiliates that is considered deferred compensation under Section 409A payable on account of a "separation from service" that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your "separation from service," or (ii) the date of your death (the "Delay Period”).
Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due will be paid or provided in accordance with the normal payment dates specified for them. With respect to any reimbursement or in-kind benefit arrangements of Broadridge and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this letter are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Notwithstanding any provision of this letter to the contrary, for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your "termination of employment" (and corollary terms) with Broadridge shall be construed to refer to your "separation from service" (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Broadridge. In no event whatsoever shall Broadridge or its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A.

Terms

Any cash incentive awards, bonuses, equity awards, and benefits described in this letter are subject to the terms and conditions of the applicable plan documents and award agreements. Compensation of the Company’s executive officers including any cash incentive awards, bonus payments and equity grants is subject to approval of the Compensation Committee, is not guaranteed and is subject to change or modification, elimination and/or replacement by an alternate program due to business conditions.

Your employment is “at will.” This means that your employment is for no definite period of time, and either you or the Company may terminate your employment at any time, with or without cause or notice. You agree that you will comply with the terms of all written codes of conduct and policies adopted by the Company, including without limitation, the Broadridge Code of Business Conduct and Ethics, as such codes and policies are in effect from time to time.

In accordance with our policy, this offer is contingent upon successfully meeting our pre-employment conditions involving a drug test, criminal background check and verification of employment with your previous and current employer(s). Please advise Broadridge once you have given notice. Enclosed you will find several items which outline our pre-employment screening process.

You will also receive the I-9 form required by the U.S. Government. In order to comply with the Immigration Reform and Control Act of 1986, you will need to provide documents that establish your identity and authorization to work in the United States. Please review the I-9 form for a list of acceptable documents and have these documents available on your first day of employment. In the interim, should you have any questions, please contact Yasmin Alberto at Yasmin.Alberto@broadridge.com.

You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (b) you are not a party to, or bound by, any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or similar agreement with any other person or entity. Please be reminded that Broadridge does not want you to use or bring with you at any time, any confidential information, trade secrets and/or proprietary information from any of your former employers.

This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with Broadridge. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of Broadridge.

The amount of any payment made to you by Broadridge will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

If any provision of this letter is invalid or unenforceable, the balance of this letter shall remain in effect. This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Unless settlement of a dispute by arbitration is otherwise provided for in an applicable plan or agreement (which arbitration provision shall apply), any lawsuits arising out of or in connection with this letter shall be brought in the Supreme Court of New York, New York County, or in the Federal District Court for the Southern District of New York. Each party hereby consents to the jurisdiction and venue of such courts. You acknowledge that the terms of this letter are reasonable and that you have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this letter.

We think you will find Broadridge to be an exciting and dynamic place to work. We hope that you will consider our offer carefully and make the decision to join our team at Broadridge

Sincerely,

/s/ Tim Gokey

Tim Gokey
Chief Executive Officer

I accept the offer as stated above:

/s/ Keir Gumbs
Keir Gumbs
Date June 10, 2021